Exhibit 99.1

FOR IMMEDIATE RELEASE
 .
NICOLET BANKSHARES, INC. ANNOUNCES RECORD EARNINGS

•Record net income of $151 million for full year 2025, compared to net income of $124 million for 2024
•Diluted earnings per share of $9.78 for full year 2025, a 21.5% increase over 2024
•RoA of 1.68% and RoTCE (non-GAAP) of 18.53% for full year 2025, with RoE of 12.58%
•Net interest margin of 3.76% for full year 2025, improved 29 bps over 2024
•Exceptional year-over-year core deposit growth of $497 million (7%)
•Solid year-over-year loan growth of $210 million (3%)

Green Bay, Wisconsin, January 20, 2026 - Nicolet Bankshares, Inc. (NYSE: NIC) (“Nicolet”) announced record net income of $151 million and earnings per diluted common share of $9.78 for full year 2025, compared to net income of $124 million and earnings per diluted common share of $8.05 for full year 2024. Net income for fourth quarter 2025 was $40 million and earnings per diluted common share was $2.65, compared to net income of $42 million and earnings per diluted common share of $2.73 for third quarter 2025, and net income of $34 million and earnings per diluted common share of $2.19 for fourth quarter 2024.

“2025 was a defining year for Nicolet. We delivered record earnings and earnings per share while exceeding our targets across nearly every key performance metric. This performance likely places us among the top performing community banks in the country and reflects disciplined execution and a relentless focus on fundamentals,” said Mike Daniels, Chairman, President, and CEO of Nicolet. “Delivering record net income while expanding our net interest margin and growing core deposits reflects the strength of our core community bank franchise and the trust our customers place in us. We believe our model—rooted in community banking and long-term thinking—positions us well for the opportunities ahead in 2026, including welcoming the customers and employees of MidWestOne.”

“We expect to close the transaction with MidWestOne in the first quarter, following receipt of regulatory and shareholder approvals,” Daniels continued. “However, that’s when the real work of the acquisition begins – the melding of two similar cultures and geographies into one. Based on what I’ve seen thus far through the integration planning process, I am more excited by this combination than I ever have been. I have sensed nothing but excitement from the people across MidWestOne, and have little doubt our two teams of employees will come together as one very quickly while we work through the integration process over the next several months to continue to deliver shared success to our three circles - shareholders, customers and employees.”

Balance Sheet Review
At December 31, 2025, period end assets were $9.2 billion, an increase of $156 million from September 30, 2025, mostly higher cash balances related to deposit growth. Total loans decreased $38 million from September 30, 2025, while total deposits of $7.7 billion at December 31, 2025, increased $119 million from September 30, 2025, including a $144 million increase in customer (core) deposits, partly offset by a $25 million decrease in brokered deposits. Total capital was $1.3 billion at December 31, 2025, an increase of $43 million over September 30, 2025, with solid earnings and favorable movements in the securities portfolio market valuation partly offset by the quarterly common stock dividend.

Asset Quality
Nonperforming assets were $32 million and represented 0.35% of total assets at December 31, 2025, compared to 0.31% of total assets at September 30, 2025 and 0.33% of total assets at December 31, 2024. The allowance for credit losses-loans was $69 million and represented 1.01% of total loans at December 31, 2025, compared to $69 million (or 1.00% of total loans) at September 30, 2025, and $66 million (or 1.00% of total loans) at December 31, 2024. Asset quality trends remain solid and loan net charge-offs were negligible.

Income Statement Review - Year
Net income was $151 million for the year ended December 31, 2025, compared to net income of $124 million for the year ended December 31, 2024.

Net interest income was $306 million for the year ended December 31, 2025, $38 million higher than the year ended December 31, 2024, attributable to both favorable rates and favorable volumes. Interest income of $471 million for full year 2025 increased over 2024, mostly due to loan growth, while interest expense decreased $6 million as deposit growth was more than offset by lower overall deposit rates. The net interest margin for full year 2025 was 3.76%, an increase of 29 bps over 3.47% for full year 2024. The yield on interest-earning assets increased 10 bps (to 5.76%), while the cost of interest-bearing liabilities decreased 27 bps (to 2.76%).

Noninterest income of $86 million for full year 2025 increased $3 million over full year 2024, with growth in most core noninterest income categories, partly offset by lower net asset gains (losses). Excluding the net asset gains (losses), noninterest income for full year 2025 increased $6 million over 2024, including $2 million higher wealth management fee income and $2 million higher net mortgage income.

Noninterest expense of $201 million for full year 2025 increased $9 million over full year 2024. Personnel expense increased $7 million, including higher incentives commensurate with record net income as well as annual merit increases between the years. Non-personnel expenses combined increased $2 million mostly from higher occupancy and merger-related expenses, partly offset by lower intangible amortization.

Income Statement Review - Quarter
Net income was $40 million for fourth quarter 2025, compared to net income of $42 million for third quarter 2025.

Net interest income was $81 million for fourth quarter 2025, $2 million higher than third quarter 2025, primarily due to a reduction in average funding costs from recent interest rate cuts. Interest income was minimally changed between the sequential quarters with growth in average earning assets offset by lower rates, while interest expense decreased $2 million. The net interest margin for fourth quarter 2025 was 3.86%, unchanged from third quarter 2025. The yield on interest-earning assets decreased 13 bps (to 5.72%), while the cost of interest-bearing liabilities for fourth quarter 2025 decreased 15 bps (to 2.61%).

Noninterest income of $23 million for fourth quarter 2025 decreased $1 million from third quarter 2025, mostly due to a $0.9 million unfavorable change in net asset gains from equity security market valuations. Excluding the net asset gains, noninterest income for third quarter increased $0.3 million over the prior quarter, primarily due to a $0.6 million increase in wealth income.

Noninterest expense of $53 million for fourth quarter 2025 increased $3 million from third quarter 2025, and was comprised of a $0.8 million increase in personnel expense and a $2.2 million increase in non-personnel related expenses. The increase in non-personnel expenses was mostly due to merger-related expenses.

Declaration of Quarterly Cash Dividend to Shareholders
Nicolet’s Board of Directors has declared a quarterly cash dividend of $0.32 per share to shareholders of its common stock. The dividend will be payable on March 16, 2026, to shareholders of record as of March 2, 2026.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial, agricultural and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches primarily in Wisconsin, Michigan, and Minnesota. More information can be found at www.nicoletbank.com.

Use of Non-GAAP Financial Measures
This communication contains non-GAAP financial measures, such as non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted common share, tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets. Management believes such measures to be helpful to management, investors and others in understanding Nicolet’s results of operations and financial position. When non-GAAP financial measures are used, the comparable GAAP financial measures, as well as the reconciliation of the non-GAAP measures to the GAAP financial measures, are provided. See “Reconciliation of Non-GAAP Financial Measures (Unaudited)” below. The non-GAAP net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also aid investors in comparing Nicolet’s financial performance to the financial performance of peer banks. Management considers non-GAAP financial ratios to be critical metrics with which to analyze and evaluate financial condition and capital strengths. While non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

Forward Looking Statements “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This communication contains statements that constitute “forward-looking statements” within the meaning, and subject to the protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Such statements include, but are not limited to, statements related to the expected timing of the proposed merger between Nicolet and MidWestOne Financial Group, Inc. (“MidWestOne”) and the expected speed of the integration process, and other statements that may not be historical facts. You can identify these forward-looking statements through the use of words such as “anticipate,” “believe,” “assume,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or the negative of these terms or other comparable terminology, as well as similar expressions of the future or otherwise regarding the outlook for Nicolet’s, MidWestOne’s or the combined company’s future businesses and financial performance and/or the performance of the banking industry and economy in general.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control or predict. A number of factors could cause actual results and outcomes to differ materially from those contemplated by these forward-looking statements. These factors include, but are not limited to: (1) the risk that integration of MidWestOne’s and Nicolet’s respective businesses will be materially delayed or will be more costly or difficult than expected, including as a result of unexpected factors or events; (2) the parties’ inability to meet expectations regarding the timing of the proposed merger; (3) the failure to obtain the necessary approvals by the shareholders of Nicolet or MidWestOne; (4) the inability of either Nicolet or MidWestOne to obtain required governmental approvals of the proposed transaction on the timeline expected, or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company after the closing of the proposed transaction or adversely affect the expected benefits of the proposed transaction; (5), the failure to satisfy other conditions to completion of the proposed merger, or any unexpected delay in closing the proposed transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; and (6) the outcome of any legal or regulatory proceedings or governmental inquiries or investigations that may be currently pending or later instituted against Nicolet, MidWestOne or the combined company.

All forward-looking statements included in this communication are made as of the date hereof and are based on information available to management at that time. Except as required by law, Nicolet does not assume any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

Important Information About the Merger and Where to Find It
This communication includes information relating to the proposed merger transaction involving Nicolet and MidWestOne. In connection with the proposed merger, Nicolet has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that includes a joint proxy statement/prospectus and other relevant documents concerning the merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/

PROSPECTUS BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT NICOLET, MIDWESTONE AND THE PROPOSED MERGER. Investors may obtain copies of the joint proxy statement/prospectus and other relevant documents (as they become available) free of charge at the SEC’s website (www.sec.gov). Copies of the documents filed with the SEC by Nicolet will be available free of charge on Nicolet’s website at www.nicoletbank.com. Copies of the documents filed with the SEC by MidWestOne will be available free of charge on MidWestOne’s website at www.midwestonefinancial.com/financials/sec-filings.

Participants in Solicitation
Nicolet, MidWestOne, and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Nicolet and the shareholders of MidWestOne in connection with the proposed merger. Information about the directors and executive officers of Nicolet is available in Nicolet’s proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 18, 2025, and in other documents subsequently filed by Nicolet with the SEC, which can be obtained free of charge through the website maintained by the SEC. Any changes in the holdings of Nicolet’s securities by its directors or executive officers from the amounts described in the Nicolet 2025 Proxy have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC subsequent to the filing date of the Nicolet 2025 Proxy and are available at the SEC’s website. Information about the directors and executive officers of MidWestOne is available in MidWestOne’s proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 11, 2025 (the “MidWestOne 2025 Proxy”) and in the MidWestOne Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 25, 2025 and in other documents subsequently filed by MidWestOne with the SEC, which can be obtained free of charge through the website maintained by the SEC. Any changes in the holdings of MidWestOne’s securities by its directors or executive officers from the amounts described in the MidWestOne 2025 Proxy have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC subsequent to the filing date of the MidWestOne 2025 Proxy and are available at the SEC’s website. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction will be included in the joint proxy statement/prospectus and the other relevant documents to be filed with the SEC.

No Offer or Solicitation
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Nicolet Bankshares, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Assets
Cash and due from banks	$107,956	$94,402	$129,607	$105,085	$115,943
Interest-earning deposits	552,276	379,555	293,031	467,095	420,104
Cash and cash equivalents	660,232	473,957	422,638	572,180	536,047
Securities available for sale, at fair value	859,834	861,534	849,253	838,105	806,415
Other investments	63,247	61,380	59,594	58,627	62,125
Loans held for sale	13,620	11,308	9,955	8,092	7,637
Loans	6,836,345	6,874,711	6,839,141	6,745,598	6,626,584
Allowance for credit losses - loans	(68,806)	(68,785)	(68,408)	(67,480)	(66,322)
Loans, net	6,767,539	6,805,926	6,770,733	6,678,118	6,560,262
Premises and equipment, net	120,462	121,711	123,723	125,274	126,979
Bank owned life insurance (“BOLI”)	192,498	190,979	189,342	187,902	186,448
Goodwill and other intangibles, net	382,400	383,693	385,107	386,588	388,140
Accrued interest receivable and other assets	125,275	118,942	120,464	120,336	122,742
Total assets	$9,185,107	$9,029,430	$8,930,809	$8,975,222	$8,796,795

Liabilities and Stockholders' Equity
Liabilities:
Noninterest-bearing demand deposits	$1,828,928	$1,826,453	$1,800,335	$1,689,129	$1,791,228
Interest-bearing deposits	5,901,843	5,785,012	5,741,338	5,883,061	5,612,456
Total deposits	7,730,771	7,611,465	7,541,673	7,572,190	7,403,684
Long-term borrowings	134,860	134,600	134,340	156,563	161,387
Accrued interest payable and other liabilities	61,814	68,405	64,698	63,201	58,826
Total liabilities	7,927,445	7,814,470	7,740,711	7,791,954	7,623,897
Stockholders' Equity:
Common stock	148	148	149	152	154
Additional paid-in capital	583,257	581,815	601,625	630,340	655,540
Retained earnings	697,799	662,252	625,243	594,068	565,772
Accumulated other comprehensive income (loss)	(23,542)	(29,255)	(36,919)	(41,292)	(48,568)
Total stockholders' equity	1,257,662	1,214,960	1,190,098	1,183,268	1,172,898
Total liabilities and stockholders' equity	$9,185,107	$9,029,430	$8,930,809	$8,975,222	$8,796,795

Common shares outstanding	14,811,445	14,798,895	14,924,086	15,149,341	15,356,785

Nicolet Bankshares, Inc.
Consolidated Statements of Income (Unaudited)
	For the Three Months Ended					For the Years Ended
(In thousands, except per share data)	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024	12/31/2025	12/31/2024
Interest income:
Loans, including loan fees	$106,579	$107,930	$105,976	$100,666	$100,605	$421,151	$393,052
Taxable investment securities	6,294	6,201	6,027	5,560	5,369	24,082	20,193
Tax-exempt investment securities	972	998	1,017	1,049	1,073	4,036	4,558
Other interest income	6,393	5,204	4,618	5,466	5,787	21,681	20,562
Total interest income	120,238	120,333	117,638	112,741	112,834	470,950	438,365
Interest expense:
Deposits	37,622	39,312	40,472	39,465	39,138	156,871	161,574
Short-term borrowings	1	—	—	—	—	1	2
Long-term borrowings	1,721	1,757	2,057	2,070	2,146	7,605	8,724
Total interest expense	39,344	41,069	42,529	41,535	41,284	164,477	170,300
Net interest income	80,894	79,264	75,109	71,206	71,550	306,473	268,065
Provision for credit losses	750	950	1,050	1,500	1,000	4,250	3,850
Net interest income after provision for credit losses	80,144	78,314	74,059	69,706	70,550	302,223	264,215
Noninterest income:
Wealth management fee income	8,196	7,629	6,811	6,975	7,208	29,611	27,452
Mortgage income, net	3,653	3,568	2,907	1,926	3,326	12,054	10,177
Service charges on deposit accounts	2,016	2,000	1,962	2,025	1,877	8,003	7,184
Card interchange income	3,772	3,752	3,699	3,337	3,541	14,560	13,661
BOLI income	1,857	1,654	1,429	1,420	1,421	6,360	5,448
Asset gains (losses), net	422	1,294	(199)	(354)	510	1,163	4,212
Deferred compensation plan asset market valuations	465	972	1,437	45	(192)	2,919	1,198
LSR income, net	644	668	950	1,057	1,064	3,319	4,405
Other noninterest income	2,067	2,082	1,637	1,792	2,103	7,578	8,530
Total noninterest income	23,092	23,619	20,633	18,223	20,858	85,567	82,267
Noninterest expense:
Personnel expense	30,233	29,437	29,114	26,521	26,682	115,305	108,414
Occupancy, equipment and office	9,169	9,028	9,104	9,330	8,685	36,631	35,136
Business development and marketing	2,093	2,223	1,593	2,100	2,325	8,009	8,330
Data processing	4,691	4,671	4,682	4,525	4,668	18,569	17,754
Intangibles amortization	1,293	1,414	1,481	1,552	1,587	5,740	6,876
FDIC assessments	1,033	1,005	1,029	940	990	4,007	4,003
Merger-related expense	1,956	—	—	—	—	1,956	—
Other noninterest expense	2,571	2,310	2,916	2,819	3,268	10,616	10,840
Total noninterest expense	53,039	50,088	49,919	47,787	48,205	200,833	191,353
Income before income tax expense	50,197	51,845	44,773	40,142	43,203	186,957	155,129
Income tax expense	9,873	10,110	8,738	7,550	8,723	36,271	31,070
Net income	$40,324	$41,735	$36,035	$32,592	$34,480	$150,686	$124,059
Earnings per common share:
Basic	$2.72	$2.81	$2.40	$2.14	$2.25	$10.06	$8.24
Diluted	$2.65	$2.73	$2.34	$2.08	$2.19	$9.78	$8.05
Common shares outstanding:
Basic weighted average	14,804	14,836	15,029	15,256	15,297	14,980	15,049
Diluted weighted average	15,227	15,303	15,431	15,647	15,710	15,404	15,416

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	For the Three Months Ended					For the Years Ended
(In thousands, except share & per share data)	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024	12/31/2025	12/31/2024
Selected Average Balances:
Loans	$6,858,444	$6,843,189	$6,833,236	$6,710,206	$6,581,059	$6,811,763	$6,505,103
Investment securities	902,147	903,839	900,469	886,010	884,376	898,176	880,876
Interest-earning assets	8,381,031	8,206,651	8,140,178	8,078,997	7,946,309	8,202,556	7,783,884
Cash and cash equivalents	634,751	480,208	423,272	497,865	493,237	509,320	416,109
Goodwill and other intangibles, net	382,956	384,296	385,735	387,260	388,824	385,048	391,343
Total assets	9,163,123	8,984,344	8,909,653	8,849,412	8,716,611	8,977,514	8,544,419
Deposits	7,717,321	7,583,986	7,504,224	7,446,107	7,314,632	7,563,710	7,215,038
Interest-bearing liabilities	5,989,196	5,911,850	5,972,117	5,953,083	5,667,803	5,956,538	5,622,605
Stockholders’ equity (common)	1,234,619	1,194,974	1,183,316	1,178,868	1,163,477	1,198,089	1,100,396
Selected Ratios: (1)
Book value per common share	$84.91	$82.10	$79.74	$78.11	$76.38	$84.91	$76.38
Tangible book value per common share (2)	$59.09	$56.17	$53.94	$52.59	$51.10	$59.09	$51.10
Return on average assets	1.75%	1.84%	1.62%	1.49%	1.57%	1.68%	1.45%
Return on average common equity	12.96	13.86	12.21	11.21	11.79	12.58	11.27
Return on average tangible common equity (2)	18.78	20.42	18.12	16.70	17.71	18.53	17.50
Average equity to average assets	13.47	13.30	13.28	13.32	13.35	13.35	12.88
Stockholders’ equity to assets	13.69	13.46	13.33	13.18	13.33	13.69	13.33
Tangible common equity to tangible assets (2)	9.94	9.61	9.42	9.28	9.33	9.94	9.33
Net interest margin	3.86	3.86	3.72	3.58	3.61	3.76	3.47
Efficiency ratio	51.00	49.10	51.79	52.94	52.17	51.15	54.97
Effective tax rate	19.67	19.50	19.52	18.81	20.19	19.40	20.03
Selected Asset Quality Information:
Nonaccrual loans	$31,679	$27,463	$27,735	$28,325	$28,419	$31,679	$28,419
Other real estate owned	667	767	881	946	693	667	693
Nonperforming assets	$32,346	$28,230	$28,616	$29,271	$29,112	$32,346	$29,112
Net loan charge-offs (recoveries)	$529	$573	$372	$342	$363	$1,816	$1,038
Allowance for credit losses-loans to loans	1.01%	1.00%	1.00%	1.00%	1.00%	1.01%	1.00%
Net charge-offs to average loans (1)	0.03	0.03	0.02	0.02	0.02	0.03	0.02
Nonperforming loans to total loans	0.46	0.40	0.41	0.42	0.43	0.46	0.43
Nonperforming assets to total assets	0.35	0.31	0.32	0.33	0.33	0.35	0.33
Stock Repurchase Information: (3)
Common stock repurchased ($)	$—	$20,525	$29,989	$26,047	$10,137	$76,561	$10,137
Common stock repurchased (shares)	—	155,393	257,402	233,207	92,440	646,002	92,440
(1)Income statement-related ratios for partial-year periods are annualized.
(2)See Reconciliation of Non-GAAP Financial Measures below for a reconciliation of these financial measures.
(3)Reflects common stock repurchased under board of director authorizations for the common stock repurchase program.

Nicolet Bankshares, Inc.
Consolidated Loan & Deposit Metrics (Unaudited)
(In thousands)	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Period End Loan Composition
Commercial & industrial	$1,367,522	$1,415,841	$1,412,621	$1,409,320	$1,319,763
Owner-occupied commercial real estate (“CRE”)	939,587	947,390	963,278	949,107	940,367
Agricultural	1,415,425	1,378,070	1,346,924	1,329,807	1,322,038
Commercial	3,722,534	3,741,301	3,722,823	3,688,234	3,582,168
CRE investment	1,188,351	1,213,301	1,231,423	1,225,490	1,221,826
Construction & land development	326,638	324,209	298,122	273,007	239,694
Commercial real estate	1,514,989	1,537,510	1,529,545	1,498,497	1,461,520
Commercial-based loans	5,237,523	5,278,811	5,252,368	5,186,731	5,043,688
Residential construction	95,268	92,325	88,152	91,321	96,110
Residential first mortgage	1,193,683	1,199,512	1,205,841	1,194,116	1,196,158
Residential junior mortgage	268,188	260,167	249,406	235,096	234,634
Residential real estate	1,557,139	1,552,004	1,543,399	1,520,533	1,526,902
Retail & other	41,683	43,896	43,374	38,334	55,994
Retail-based loans	1,598,822	1,595,900	1,586,773	1,558,867	1,582,896
Total loans	$6,836,345	$6,874,711	$6,839,141	$6,745,598	$6,626,584

Period End Deposit Composition
Noninterest-bearing demand	$1,828,928	$1,826,453	$1,800,335	$1,689,129	$1,791,228
Interest-bearing demand	1,263,276	1,104,552	1,266,507	1,239,075	1,168,560
Money market	2,056,550	2,044,055	1,900,639	1,988,648	1,942,367
Savings	834,520	825,683	805,300	794,223	774,707
Time	1,747,497	1,810,722	1,768,892	1,861,115	1,726,822
Total deposits	$7,730,771	$7,611,465	$7,541,673	$7,572,190	$7,403,684
Brokered transaction accounts	$175,776	$160,706	$307,527	$249,537	$163,580
Brokered time deposits	405,050	444,683	450,948	607,725	586,852
Total brokered deposits	$580,826	$605,389	$758,475	$857,262	$750,432
Customer transaction accounts	$5,807,498	$5,640,037	$5,465,254	$5,461,538	$5,513,282
Customer time deposits	1,342,447	1,366,039	1,317,944	1,253,390	1,139,970
Total customer deposits (core)	$7,149,945	$7,006,076	$6,783,198	$6,714,928	$6,653,252

Nicolet Bankshares, Inc.
Net Interest Income and Net Interest Margin Analysis (Unaudited)

	For the Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average		Average	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Total loans (1) (2)	$6,858,444	$106,696	6.18%	$6,843,189	$108,042	6.27%	$6,581,059	$100,759	6.10%
Investment securities (2)	902,147	7,578	3.36%	903,839	7,519	3.33%	884,376	6,795	3.07%
Other interest-earning assets	620,440	6,393	4.09%	459,623	5,204	4.50%	480,874	5,787	4.79%
Total interest-earning assets	8,381,031	$120,667	5.72%	8,206,651	$120,765	5.85%	7,946,309	$113,341	5.68%
Other assets, net	782,092			777,693			770,302
Total assets	$9,163,123			$8,984,344			$8,716,611
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$5,262,553	$31,383	2.37%	$5,118,886	$32,329	2.51%	$4,783,675	$30,754	2.56%
Brokered deposits	591,795	6,239	4.18%	658,491	6,983	4.21%	722,827	8,384	4.61%
Total interest-bearing deposits	5,854,348	37,622	2.55%	5,777,377	39,312	2.70%	5,506,502	39,138	2.83%
Wholesale funding	134,848	1,722	5.07%	134,473	1,757	5.18%	161,301	2,146	5.29%
Total interest-bearing liabilities	5,989,196	$39,344	2.61%	5,911,850	$41,069	2.76%	5,667,803	$41,284	2.90%
Noninterest-bearing demand deposits	1,862,973			1,806,609			1,808,130
Other liabilities	76,335			70,911			77,201
Stockholders' equity	1,234,619			1,194,974			1,163,477
Total liabilities and stockholders' equity	$9,163,123			$8,984,344			$8,716,611
Net interest income and rate spread		$81,323	3.11%		$79,696	3.09%		$72,057	2.78%
Net interest margin			3.86%			3.86%			3.61%
Loan purchase accounting accretion (3)		$934	0.04%		$1,375	0.07%		$1,475	0.07%
Loan nonaccrual interest (3)		$(383)	(0.02)%		$(346)	(0.02)%		$(458)	(0.02)%

	For the Years Ended
	December 31, 2025			December 31, 2024
	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Total loans (1) (2)	$6,811,763	$421,645	6.19%	$6,505,103	$393,551	6.05%
Investment securities (2)	898,176	29,419	3.28%	880,876	26,237	2.98%
Other interest-earning assets	492,617	21,681	4.40%	397,905	20,562	5.17%
Total interest-earning assets	8,202,556	$472,745	5.76%	7,783,884	$440,350	5.66%
Other assets, net	774,958			760,535
Total assets	$8,977,514			$8,544,419
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$5,096,949	$126,172	2.48%	$4,709,494	$126,675	2.69%
Brokered deposits	713,188	30,699	4.30%	750,499	34,899	4.65%
Total interest-bearing deposits	5,810,137	156,871	2.70%	5,459,993	161,574	2.96%
Wholesale funding	146,401	7,606	5.20%	162,612	8,726	5.37%
Total interest-bearing liabilities	5,956,538	$164,477	2.76%	5,622,605	$170,300	3.03%
Noninterest-bearing demand deposits	1,753,573			1,755,045
Other liabilities	69,314			66,373
Stockholders' equity	1,198,089			1,100,396
Total liabilities and stockholders' equity	$8,977,514			$8,544,419
Net interest income and rate spread		$308,268	3.00%		$270,050	2.63%
Net interest margin			3.76%			3.47%
Loan purchase accounting accretion (3)		$5,259	0.06%		$6,057	0.08%
Loan nonaccrual interest (3)		$(1,059)	(0.01)%		$(419)	(0.01)%
(1) Nonaccrual loans and loans held for sale are included in the daily average loan balances outstanding.
(2) The yield on tax-exempt loans and tax-exempt investment securities is computed on a tax-equivalent basis using a federal tax rate of 21%, and adjusted for the disallowance of interest expense.
(3) Loan purchase accounting accretion and Loan nonaccrual interest included in Total loans interest above, and the related impact to net interest margin.

Nicolet Bankshares, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
	For the Three Months Ended					For the Years Ended
(In thousands, except per share data)	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024	12/31/2025	12/31/2024
Adjusted net income reconciliation: (1)
Net income (GAAP)	$40,324	$41,735	$36,035	$32,592	$34,480	$150,686	$124,059
Adjustments:
Assets (gains) losses, net (2)	(422)	(1,294)	199	354	(510)	(1,163)	(4,212)
Merger-related expense	1,956	—	—	—	—	1,956	—
Adjustments subtotal	1,534	(1,294)	199	354	(510)	793	(4,212)
Tax on Adjustments (3)	299	(252)	39	69	(99)	155	(821)
Adjusted net income (Non-GAAP)	$41,559	$40,693	$36,195	$32,877	$34,069	$151,324	$120,668
Diluted earnings per common share:
Diluted earnings per common share (GAAP)	$2.65	$2.73	$2.34	$2.08	$2.19	$9.78	$8.05
Adjusted Diluted earnings per common share (Non-GAAP)	$2.73	$2.66	$2.35	$2.10	$2.17	$9.82	$7.83
Tangible assets: (4)
Total assets	$9,185,107	$9,029,430	$8,930,809	$8,975,222	$8,796,795
Goodwill and other intangibles, net	382,400	383,693	385,107	386,588	388,140
Tangible assets	$8,802,707	$8,645,737	$8,545,702	$8,588,634	$8,408,655
Tangible common equity: (4)
Stockholders’ equity (common)	$1,257,662	$1,214,960	$1,190,098	$1,183,268	$1,172,898
Goodwill and other intangibles, net	382,400	383,693	385,107	386,588	388,140
Tangible common equity	$875,262	$831,267	$804,991	$796,680	$784,758
Tangible average common equity: (4)
Average stockholders’ equity (common)	$1,234,619	$1,194,974	$1,183,316	$1,178,868	$1,163,477	$1,198,089	$1,100,396
Average goodwill and other intangibles, net	382,956	384,296	385,735	387,260	388,824	385,048	391,343
Average tangible common equity	$851,663	$810,678	$797,581	$791,608	$774,653	$813,041	$709,053
Note: Numbers may not sum due to rounding.
(1)The adjusted net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also to aid investors in the comparison of Nicolet’s financial performance to the financial performance of peer banks.
(2)Includes the gains / (losses) on other assets and investments.
(3)Assumes an effective tax rate of 19.5%.
(4)The ratios of tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets exclude goodwill and other intangibles, net. These financial ratios have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength.